Ex-10.12

To :	(1)	TBS International plc
Arthur Cox Building
Earls Fort Terrace
Dublin 2
Ireland

	(2)	Argyle Maritime Corp.
Caton Maritime Corp.
Dorchester Maritime Corp.
Longwoods Maritime Corp.
McHenry Maritime Corp.
Sunswyck Maritime Corp.
c/o Suite 306
Commerce Building
1 Chancery Lane
Hamilton HM12
Bermuda

	(3)	TBS International Limited
Suite 306,
Commerce Building
1 Chancery Lane
Hamilton HM12
		Bermuda	30 September 2010

Dear Sirs

ISDA Master Agreement dated as of 29 March 2009 (together with the schedules thereto and confirmations thereunder) as amended made between (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. acting jointly and severally and (ii) The Royal Bank of Scotland plc (the “Master Agreement”)

We refer to the Master Agreement.  Words and expressions defined therein shall have the same meaning when used herein except as expressly provided in this letter.

We refer to the letter of 24th of September 2010 of TBS International plc (the “TBS Request Letter”) (i) notifying us that various companies within the TBS Group will be suspending the payment of certain upcoming scheduled principal instalments owing in respect of certain indebtedness of such companies as more particularly described therein for a period of 45 days beginning on 30th September 2010 (the “Payment Suspension”) and (ii) requesting a waiver of the Events of Default arising under the Master Agreement resulting from the Payment Suspension.

We acknowledge that the payment described in the TBS Request Letter owed to Commerzbank was due and payable as of September 2, 2010 and such payment was made on September 30, 2010 (the “Commerzbank Payment”) and your request that we waive the Events of Default arising from the failure to make the Commerzbank Payment on its due date (the “Commerzbank Payment Default”).

(A)                              We hereby confirm as Party A under the Master Agreement our agreement to waive the Events of Default arising from the Payment Suspension and the Commerzbank Payment Default under clauses 5(a)(iii)(1) and 5(a)(vi) of the Master Agreement subject to the fulfilment of the following conditions:-

1.                                       You provide satisfactory evidence that (i) each of the lenders under the facilities (the “Schedule 1 Facilities”) listed in schedule 1 to the TBS Request Letter (attached hereto as Appendix I) have consented to the Payment Suspension and the Commerzbank Payment Default (the “Schedule 1 Consents”), and (ii) (a) any other lenders to the New Corporate Guarantor or subsidiaries of the New Corporate Guarantor not listed in schedule 1 to the TBS Request Letter and (b) any other swap providers under any of the swap arrangements of the New Corporate Guarantor or subsidiaries, as necessary; both (a) and (b) inclusive have consented to the Payment Suspension and the Commerzbank Payment Default or waived cross default provisions as appropriate (the “Other Lenders’ Consents”).

2.                                       We receive from you a copy of this letter duly acknowledged by each of the Borrowers, the New Corporate Guarantor and the Corporate Guarantor.

(B)                                In the event you are unable to obtain any of the Schedule 1 Consents and/or the Other Lenders’ Consents (and therefore you are unable to fulfil the condition in (A) 1. above) but you decide not to pay the principal instalments falling due under the Schedule 1 Facilities during the 45 day period and you request the forbearance of your lenders and swap providers to them exercising their rights under the respective facilities and swap arrangements arising from the corresponding payment default under the Schedule 1 Facilities, we confirm as Party A under the Master Agreement our agreement to waive the Events of Default arising from such payment default, the Commerzbank Payment Default and the Payment Suspension under Clauses 5(a)(iii)(1) and 5(a)(vi) of the Master Agreement subject to the following conditions:

1.                                       You provide satisfactory evidence that all lenders under bilateral facilities, all syndicates under syndicated facilities and all swap providers under all other swap facilities to the New Corporate Guarantor and/or its subsidiaries have confirmed their forbearance in respect of the payment default and the Commerzbank Payment Default.

2.                                       The condition referred to in (A).2 above is fulfilled.

(C)                                By signing the acknowledgement to this letter, each of the Corporate Guarantor and the New Corporate Guarantor hereby agree to the perform the following covenants and acknowledge and agree that failure to perform such covenants shall result in a termination of the waiver set forth above and an Event of Default under the Master Agreement:-

1.                                       The New Corporate Guarantor to provide 13 week cash flow statements showing in reasonable detail cash receipts and disbursements to be updated and provided on a weekly basis;

2.                                       The New Corporate Guarantor to provide within 35 days from the end of each calendar month monthly financials including income statements, balance sheets, cash flows and key performance indicators for the business.

3.                                       The New Corporate Guarantor to appoint a financial advisor to assist it with the long term restructuring and negotiations with its various lenders.  The financial advisor will be selected from the list attached hereto as Appendix II.

In the event that any of the conditions referred to in (A) and (B) above are not fulfilled, or if the covenants in (C) above are not fulfilled, the Events of Default referred to in (A) and (B) shall not be waived and Party A shall remain entitled to exercise its rights under the Master Agreement and Credit Support Documents arising therefrom.  Furthermore Party A reserves all its rights and remedies under the Master Agreement and Credit Support Documents in respect of any other Events of Default which may arise or have arisen.

Other than as set out in this letter the provisions of the Master Agreement shall remain unchanged and in full force and effect.

This letter shall constitute a Credit Support Document for the purposes of the Master Agreement.

The provisions of clause 13 (Law and Jurisdiction) of the Master Agreement shall apply to this letter as if set out in full but so that the references to “this agreement” are amended to read “this letter”.

Yours faithfully

The Royal Bank of Scotland plc
/s/ Jon A. Charette
Jon A. Charette
Senior Vice President

Accepted and agreed
for and on behalf of

TBS International Limited
(as Corporate Guarantor)
/s/ Ferdinand V. Lepere

For and on behalf of

Argyle Maritime Corp.
Caton Maritime Corp.
Dorchester Maritime Corp.
Longwoods Maritime Corp.
McHenry Maritime Corp.
Sunswyck Maritime Corp.
/s/ Ferdinand V. Lepere

For and on behalf of

TBS International plc
(as New Corporate Guarantor)
/s/ Ferdinand V. Lepere

Appendix I

TBS Request Letter

September 24, 2010

The Royal Bank of Scotland plc

Shipping Business Center

5-10 Great Tower Street

London EC3P 3HX

Fax: No:+44 207 085 7142

Attn: Transaction and Portfolio Management

RE; Request for waiver under the Loan Agreement (as defined below)

Reference is hereby made to the Amended and Restated Loan Agreement dated 6 May 2010 among (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp- McHenry Maritime Corp. and Sunswyck Maritime Corp. as joint and several Borrowers, (ii) the banks and financial institutions listed therein as Lenders, (iii) the Royal Bank of Scotland plc as Mandated Lead Arranger and (iv) the Royal Bank of Scotland plc as Bookrunner, Agent, Security Trustee and Swap Bank relating to a term loan facility of US$150,000,000 (as amended to date, the “Loan Agreement”). Capitalized terms defined in the Loan Agreement and not otherwise defined herein arc used herein as therein defined.

We hereby notify you that the Borrowers will be suspending the payment of certain upcoming scheduled principal installments owing in respect of certain Indebtedness of such persons, as more particularly described on Schedule 1 hereto, for a period of 45 days beginning on September 30, 2010 (the “Payment Suspension”). The Payment Suspension will result in one or more Events of Default occurring under the Loan Agreement, including under Section 19.1(f) of the Loan Agreement (any such Event of Default resulting from the Payment Suspension. the “Specified Events of Default”).

In order to allow time for the Borrowers and affiliates to work with their various lenders, including the Agent and the Lenders, towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that the Agent and the other Lenders under the Loan Agreement waive the Specified Events of Default.

By counter-signing this letter, the Agent and the Lenders agrees to waive the Specified Events of Default.

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Very truly yours,

TBS International plc

		By:	/s/ Ferdinand V. Lepere

		Name:	Ferdinand V. Lepere
		Title:	Senior Executive Vice President Chief Financial Officer

Acknowledged and Agreed.

The Royal Bank of Scotland plc,
as Agent and Lender

By:	Name:
Title:

, as Lender

By:	Name:
Title:

Schedule 1

Facility	Principal Amount	Date

Bank of America Facility, as amended and restated on March 26, 2008	$9,500,000	September 30, 2010

AIG Facility dated as of December 7, 2007	$1,800,000	October 1, 2010

Commerzbank AG Facility dated as of May 28, 2008	$1,000,000	October 1, 2010

DVB Facility dated as of January 16, 2008	$2,600,000	October 23, 2010

Credit Suisse dated as of December 7, 2007	$400,000	November 12, 2010

Appendix II

Financial Advisor

1.              J. Alix Partners

2.              Blackstone

3.              FTI Consulting

4.              Zolfo Cooper

5.              Alvarez & Marsal

6.              Miller Buckfire